Filed Pursuant to Rule 424(b)3 File No. 333-146289

PROSPECTUS SUPPLEMENT

HOME FEDERAL BANCORP, INC.
HOME FEDERAL BANK’S 401(K) PLAN TRUST

This prospectus supplement relates to the election by participants in the Home Federal Bank’s 401(k) Plan to direct the plan trustee to invest all or a portion of their funds in the plan in the common stock of new Home Federal Bancorp, Inc. (“new Home Federal Bancorp”). The Home Federal Bank’s 401(k) Plan is referred to in this prospectus supplement as the 401(k) Plan.

The common stock may be purchased through the Employer Stock Fund under the 401(k) Plan. The interests offered under this prospectus supplement are conditioned on the conversion of Home Federal MHC (“Home Federal MHC”) from the mutual to stock form of organization. Your investment in the Employer Stock Fund in connection with Home Federal MHC’s conversion is also governed by the purchase priorities contained in the plan of conversion and reorganization adopted by Home Federal MHC, Home Federal Bancorp, Inc., Home Federal Bank and new Home Federal Bancorp (the “plan of conversion and reorganization”). The 401(k) Plan permits you, as a participant, to direct the trustee of the Employer Stock Fund to purchase new Home Federal Bancorp common stock with amounts in the 401(k) Plan attributable to your accounts. This prospectus supplement relates solely to the election of a participant to direct the purchase of new Home Federal Bancorp common stock in the conversion and stock offering and not to any future purchases under the 401(k) Plan or otherwise.

The prospectus dated November 9, 2007 of new Home Federal Bancorp, which is being delivered with this prospectus supplement, includes detailed information with respect to new Home Federal Bancorp, the conversion and stock offering, new Home Federal Bancorp common stock and the financial condition, results of operations and business of Home Federal Bancorp. This prospectus supplement, which provides detailed information with respect to the 401(k) Plan, should be read only in conjunction with the prospectus.

For a discussion of certain factors that you should consider before investing, see “Restrictions on Resale” at page 12 in this prospectus supplement and “Risk Factors” beginning on page 1 in the prospectus.

The securities offered hereby are not deposits or accounts and are not federally insured or guaranteed.

The securities offered hereby have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, or any state securities commission or agency, nor have these agencies passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 9, 2007.

This prospectus supplement contains information you should consider when making your investment decision. You should rely only on the information provided in this prospectus supplement and the related prospectus. New Home Federal Bancorp has not authorized anyone else to provide you with different information. New Home Federal Bancorp is not making an offer of its common stock in any state where an offer is not permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of new Home Federal Bancorp common stock.

i

THE OFFERING

Election to Purchase New Home Federal Bancorp Common Stock in the Conversion

In connection with the conversion of Home Federal MHC from the mutual to stock form of organization, the 401(k) Plan will permit each participant to direct that all or part of the funds in his or her accounts under the 401(k) Plan be transferred to the Employer Stock Fund and used to purchase new Home Federal Bancorp common stock in the stock offering. The trustee of the Employer Stock Fund will follow the participants’ directions and exercise subscription rights to purchase the common stock in the stock offering to the extent provided in our plan of conversion and reorganization. Funds in the 401(k) Plan that you do not want to be used to purchase new Home Federal Bancorp common stock will remain invested in accordance with your investment instructions in effect at the time.

Respective purchases by the 401(k) Plan in the stock offering will be counted as purchases by the individual participants at whose election they are made, and will be subject to the purchase limitations applicable to the individual, rather than being counted in determining the maximum amount that the Home Federal Bancorp tax-qualified employee plans (as defined in the prospectus) may purchase in the aggregate. See “The Conversion and Stock Offering - Subscription Offering and Subscription Rights” in the prospectus.

All participants are eligible to direct a transfer of funds to the Employer Stock Fund. However, these directions are subject to the purchase priorities in the plan of conversion and reorganization. Your order will be filled based on your status as an eligible account holder, supplemental eligible account holder or other member in the stock offering. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on March 31, 2006. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on September 30, 2007. An other member is a depositor of Home Federal Bank as of October 31, 2007, or a borrower as of March 16, 2004, respectively. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of new Home Federal Bancorp common stock in the subscription offering and you may use funds in your 401(k) Plan account to pay for the shares of new Home Federal Bancorp common stock that you are eligible to purchase.

If we receive subscriptions for more shares than are to be sold in the offering, shares will be allocated to subscribers in the order of the priorities established in the plan of conversion and reorganization under a formula outlined within the plan of conversion and reorganization. In that case, as a result of the allocation, the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested in the stock offering. The trustee will purchase in the stock offering as many shares as it is able and will pro-rate those shares to each participant’s account based on the purchase priorities contained in the Home Federal MHC plan of conversion and reorganization outlined above.

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the Employer Stock Fund. In connection with the conversion from the mutual to stock form of organization of Home Federal MHC, and subject to any limits set out in the plan of conversion and reorganization, up to 100% of the assets of the 401(k) Plan may be used by the 401(k) Plan trustee to acquire our common stock for the accounts of employees participating in the 401(k) Plan. Based on the asset value of the 401(k) Plan as of December 31, 2006, and the offering price, up to 587,597 shares of our common stock could be acquired by the 401(k) Plan. New Home Federal Bancorp is the issuer of the common stock and only the employees of Home Federal Bank and Home Federal Bancorp (and after the conversion, employees of new Home Federal Bancorp) may participate in the 401(k) Plan. Information relating to the 401(k) Plan is contained in this prospectus supplement and information relating to Home Federal Bancorp, the conversion and stock offering, and the financial condition, results of operations and business of Home Federal Bancorp is contained in the prospectus delivered with this prospectus supplement. The address of our principal executive office is 500 12th Avenue South, Nampa, Idaho 83651, and our telephone number is (208) 466-4634. As of December 31, 2006, the market value of the assets of the 401(k) Plan equaled approximately $5,875,972. The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing Transfer

Included with this prospectus supplement is an Investment Election Form. If you wish to direct some or all of your beneficial interest in the assets of the 401(k) Plan into the Employer Stock Fund to purchase new Home Federal Bancorp common stock in the stock offering, you should indicate that decision by completing and submitting the election form. If you do not wish to make an election at this time, you do not need to take any action.

Time for Directing Transfer

The deadline for submitting a direction to transfer amounts to the Employer Stock Fund in order to purchase new Home Federal Bancorp common stock in the stock offering is December 11, 2007 unless extended. Your completed election form must be returned to the stock information center, 500 12th Avenue South, Nampa, Idaho 83651, by 12:00 Noon, Mountain time on that date.

Irrevocability of Transfer Direction

Once received in proper form, your executed Investment Election Form may not be modified, amended or revoked without our consent unless the stock offering has not been completed by February 7, 2008. See also “Investment of Contributions - New Home Federal Bancorp Common Stock Investment Election Procedures” below.

Subsequent Elections

After the offering, you will continue to be able to direct the investment of past balances and current contributions among the investment options available under the 401(k) Plan, including the Employer Stock Fund (the percentage invested in any option must be a whole percent). The allocation of your interest in the various investment options offered under the 401(k) Plan may be changed daily. Special restrictions may apply to transfers directed to or from the Employer Stock Fund by those participants who are our executive officers and principal stockholders and are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

Purchase of New Home Federal Bancorp Common Stock – The Employer Stock Fund

Shares of new Home Federal Bancorp common stock purchased through the 401(k) Plan will be held as part of the Employer Stock Fund. The trustee requires that Employer Stock Fund units consist of both shares of new Home Federal Bancorp common stock and cash. Accordingly, funds transferred to the Employer Stock Fund for the purchase of new Home Federal Bancorp common stock in the stock offering will be used by the trustee to purchase both shares of the common stock and cash. Units of the Employer Stock Fund will be valued in the offering at $10.00 per unit. Of this amount, $9.70 will be used to acquire 0.97 of one share of new Home Federal Bancorp common stock, and $.30 will be used to acquire cash, through an interest in a money market account. All other persons who purchase our common stock in the stock offering outside of the 401(k) Plan may acquire the common stock without having to acquire the related cash interest and will pay $10.00 per share for new Home Federal Bancorp common stock.

Nature of a Participant’s Interest in New Home Federal Bancorp Common Stock

New Home Federal Bancorp common stock will be held in the name of the trustee as part of the Employer Stock Fund, in its capacity as trustee. Because the 401(k) Plan actually purchases the Employer Stock Fund units, you will acquire a “participation interest” in the Employer Stock Fund units (and the underlying shares of new Home Federal Bancorp common stock and cash) and not own the units (and shares and cash) directly. The trustee will maintain individual accounts reflecting each participant’s individual interest in the Employer Stock Fund.

Voting and Tender Rights of New Home Federal Bancorp Common Stock

The plan administrator generally will exercise voting rights attributable to all of the common stock held by the Employer Stock Fund. With respect to matters involving tender offers for new Home Federal Bancorp, the plan administrator will vote shares allocated to participants in the 401(k) Plan as directed by participants with interests in the Employer Stock Fund. The trustee will provide to you voting instruction rights reflecting your proportional interest in the Employer Stock Fund. The number of shares of common stock held in the Employer Stock Fund that the trustee votes in the affirmative and negative on each matter will be proportionate to the voting instructions given by the participants. Where no voting or tender offer instructions are given by the participant, the shares shall be voted or tendered in the manner directed by the plan administrator.

DESCRIPTION OF THE 401(k) PLAN

Introduction

The 401(k) Plan was adopted by Home Federal Bank and Home Federal Bancorp and is now formally named the “Home Federal Bank’s 401(k) Plan.” This profit sharing plan contains a cash-or-deferred feature described at Section 401(k) of the Internal Revenue Code of 1986, as amended, to encourage employee savings and to allow eligible employees to supplement their income upon retirement. In connection with the conversion, new Home Federal Bancorp will formally adopt the 401(k) Plan. References to Home Federal Bancorp in this description of the 401(k) Plan should be considered to refer to new Home Federal Bancorp after the conversion.

Reference to Full Text of 401(k) Plan. The following statements are summaries of certain provisions of the 401(k) Plan. They are not meant to be a complete description of these provisions and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees. You should submit your request to the plan administrator, Home Federal Bank, 500 12th Avenue South, Nampa, Idaho 83651. We encourage you to read carefully the full text of the 401(k) Plan to understand your rights and obligations under the 401(k) Plan.

Tax and Securities Laws. Participants should consult with legal counsel regarding the tax and securities laws implications of participation in the 401(k) Plan. Any officers or beneficial owners of more than 10% of the outstanding shares of common stock should consider the applicability of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, to his or her participation in the 401(k) Plan. See “Securities and Exchange Commission Reporting and Short Swing Profit Liability” on page 12 of this prospectus supplement.

Eligibility and Participation

All employees of Home Federal Bancorp (or, after the conversion, new Home Federal Bancorp) or a subsidiary are eligible to participate in the cash or deferred portion (i.e., that portion of the 401(k) Plan under which 401(k) deferrals are made) as of the first day of the calendar quarter following the commencement of employment. All employees of Home Federal Bancorp (or, after the conversion, new Home Federal Bancorp) or a subsidiary who have completed one year of service are eligible to participate in the matching contribution portion of the 401(k) Plan as of the first day of the next following calendar quarter, and the profit sharing portion of the 401(k) Plan on the next following January 1 or July 1. As of December 31, 2006, there were approximately 383 employees eligible to participate in the cash or deferred portion of the 401(k) Plan, and 294 employees had elected to participate.

Contributions Under the 401(k) Plan

401(k) Contributions. The 401(k) Plan permits each participant to defer receipt of up to 100% of their annual compensation, not to exceed $15,500 (for 2007), and to have that compensation contributed to the 401(k) Plan. A 401(k) contribution of 3% of compensation will automatically be made unless the participant elects a different percentage, or to have no 401(k) contributions made on his or her behalf. Generally, the 401(k) Plan describes a participant’s annual compensation as total compensation while the employee is a participant, taking into account pre-tax deferrals and excluding fringe benefits. However, no more than $225,000 of compensation may be taken into account for purposes of determining 401(k) contributions (and matching and profit sharing contributions) for 2007. You may modify the rate of your future 401(k) contributions by filing a new deferral agreement with the plan administrator. Modifications to your rate of 401(k) contributions may take effect as soon as practicable following when you make your revised deferral election. Suspension of your 401(k) contributions will be effective 30 days after that election.

Catch-Up 401(k) Contributions. The 401(k) Plan permits each participant who has attained age 50 to defer up to an additional $5,000 (for 2007) into the 401(k) Plan. Catch-up 401(k) contributions are not subject to any limitations other than the $5,000 dollar limitation.

Matching Contributions. The 401(k) Plan currently provides for matching contributions to the 401(k) Plan. The annual matching contribution amount is determined by Home Federal Bancorp (and may be zero).

Profit Sharing Contributions. The 401(k) Plan currently permits Home Federal Bancorp to make discretionary profit sharing contributions to the 401(k) Plan. To be eligible for a profit sharing contribution in any year, you must be actively employed with Home Federal Bancorp or Home Federal Bank on the last day of the plan year, and have completed at least 1,000 hours of service during the plan year. The hours of service condition is waived if you die, become disabled, or retire after normal retirement age during the plan year. In any Plan Year in which a profit sharing contribution is made and in which you are eligible to receive an allocation, an allocation will be made to your profit sharing account using a grouping method. Under this method, you will be assigned to a group which will share in the contribution (if any) that we make for that group. The amount contributed for each group is usually allocated in the ratio that the compensation of each eligible participant who is a member of that group bears to the total compensation of all eligible participants who are members of that group. This means that the amount allocated to the profit sharing account of each eligible participant who is a member of that group will, as a percentage of compensation, be the same.

Rollover Contributions. You may also rollover or directly transfer accounts from another qualified plan or an individual retirement account (“IRA”), provided the rollover or direct transfer complies with applicable law. If you want to make a rollover contribution or direct transfer, you should contact the plan administrator.

Limitations on Contributions

Limitations on 401(k) Contributions. Although the 401(k) Plan allows you to defer receipt of up to 100% of your compensation each year as a 401(k) contribution, federal law limits your total 401(k) contributions under the 401(k) Plan, and any similar plans, to $15,500 for 2007. This annual limitation will increase in future years to reflect increases in the cost of living. 401(k) contributions in excess of this limitation are considered excess deferrals, and will be included in an affected participant’s gross income for federal income tax purposes in the year the 401(k) contribution is made. In addition, any excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral, together with any income earned on the excess deferral, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of all contributions and forfeitures (annual additions) allocated to participants during any plan year may not exceed the lesser of 100% of the participant’s compensation for the plan year, or $45,000. The $45,000 limit will be increased from time to time to reflect increases in the cost of living. Annual additions for this purpose generally include 401(k) deferrals (other than catch-up 401(k) contributions), matching contributions and employer contributions to this or any other qualified plan sponsored by Home Federal Bancorp or an affiliated entity. Annual additions do not include rollover contributions.

Limitation on 401(k) and Matching Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of 401(k) contributions and matching contributions that may be made to the 401(k) Plan in any plan year on behalf of highly compensated employees (defined below) in relation to the amount of 401(k) contributions and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. Specifically, the percentage of 401(k) contributions made on behalf of a participant who is a highly compensated employee shall be limited so that the average actual deferral percentage for the group of highly compensated employees for the current plan year does not exceed the greater of (i) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the current plan year multiplied by 1.25 or (ii) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the current plan year, multiplied by two (2); provided that the difference in the average actual deferral percentage for eligible non-highly compensated employees does not exceed 2%. Similar discrimination rules apply to matching contributions. The discrimination rules do not apply to 401(k) catch-up contributions.

In general, a highly compensated employee includes any employee who was a 5% owner of the employer at any time during the year or preceding year (that is, 2006 for 2007 plan year testing purposes) or had compensation for the preceding year in excess of $100,000. This dollar amount may be adjusted to reflect increases in the cost of living.

Contributions allocated to highly compensated employees that exceed the average deferral limitation in any plan year are referred to as excess contributions. In order to prevent the disqualification of the 401(k) Plan, any excess 401(k) contributions, together with any income earned on these excess contributions, must be distributed to the highly compensated employees before the close of the following plan year. Matching contributions that relate to the returned deferral contributions will be forfeited (if not vested) or distributed (if vested) at the same time as the excess deferral contributions are returned. Regarding matching contributions that do not satisfy the limitation tests described above, in order to prevent the disqualification of the 401(k) Plan, any excess matching contributions, together with any income earned on these excess contributions, must be distributed to the highly compensated employees before the close of the following plan year. Excess matching contributions, plus income allocable thereto, will be forfeited (if not vested) or distributed (if vested). There are specific rules for determining which highly compensated employees will be affected by the excess contribution return rules, and the amount of excess 401(k) contributions and matching contributions that must be returned to the affected employees. The employer will be subject to a 10% excise tax on any excess contributions unless the excess contributions, together with any income earned on these excess contributions, are distributed before the close of the first 21/2 months following the plan year to which the excess contributions relate.

Deduction Limits. Matching and profit sharing contributions are subject to and limited by Internal Revenue Code deduction rules. Contributions will not be made to the extent they would be considered nondeductible. 401(k) contributions are neither subject to nor limited by the Internal Revenue Code deduction rules.

Top-Heavy Plan Requirements. If for any plan year the 401(k) Plan is a top-heavy plan, then minimum contributions may be required to be made to the 401(k) Plan on behalf of non-key employees. Contributions otherwise being made under the Plan may apply to satisfy these requirements.

In general, the 401(k) Plan will be regarded as a “top-heavy plan” for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees generally include any employee who, at any time during the plan year, is (1) an officer of Home Federal Bancorp (or, after the conversion, new Home Federal Bancorp) or its subsidiaries having annual compensation in excess of $145,000 who is in an officer in an administrative or policy-making capacity, (2) a 5% owner of Home Federal Bancorp (i.e., owns directly or indirectly more than 5% of the stock of Home Federal Bancorp (or, after the conversion, new Home Federal Bancorp), or stock possessing more than 5% of the total combined voting power of all stock of Home Federal Bancorp) or (3) a 1% owner of Home Federal Bancorp having annual compensation in excess of $150,000. The $145,000 amount (but not the $150,000 amount) in the foregoing sentence is for 2007, and may be adjusted in the future for cost of living increases.

Investment of Contributions

Investment Options. All amounts credited to participants’ accounts under the 401(k) Plan are held in trust. The trust is administered by trustees appointed by Home Federal Bank’s Board of Directors.

You must instruct the trustee as to how funds held in your account are to be invested. In addition to the Employer Stock Fund, which will consist of shares of new Home Federal Bancorp common stock and cash, participants may elect to instruct the trustee to invest such funds in any or all of the following investment options:

•	ING VP Money Market Portfolio, Class I - seeks to provide high current return, consistent with preservation of capital and liquidity by investing in high-quality money market instruments.

•
ING VP Intermediate Bond Portfolio, Class I Fund - seeks to provide as high a level of total return as is consistent with reasonable risk, primarily through investment in a diversified portfolio of investment-grade corporate bonds and debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

•
ING GNMA Income Fund, Class A - seeks to provide income consistent with the preservation of capital through investment in securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

•	ING Fixed Account - seeks to provide stability; guarantees a minimum rate of interest for the life of the contract, and may credit a higher interest rate from time to time.

•	Templeton Global Bond Fund, Class A - seeks to provide capital appreciation and growth of income.

•	ING VP Index Plus LargeCap Portfolio - seeks to outperform the total return performance of the Standard & Poor’s 500 Composite Index (S&P 500), while maintaining a market level of risk.

•	Oppenheimer Main Street Fund, Class A - seeks a high total return.

•	Pioneer Fund, Class A - seeks reasonable income and capital growth.

•	Fidelity VIP Contrafund Portfolio, Initial Class - seeks long-term capital appreciation.

•	Fidelity Advisor Mid Cap Fund, Class T - seeks long-term capital growth.

•	ING VP Index Plus SmallCap Portfolio - seeks to outperform the total return performance of the Standard and Poor’s Small-Cap 600 Index (S&P 600), while maintaining a market level of risk.

•	Lord Abbett Series Fund, Mid-Cap Value Portfolio, Class VC - seeks capital appreciation through investments, primarily in equity securities, which are believed to be undervalued in the marketplace.

•	ING VP International Value Portfolio, Class I - seeks long-term capital appreciation.

•	ING American Century Small Cap Value Portfolio, Initial Class - seeks long-term growth of capital; income is a secondary objective.

•	ING Baron Small Cap Growth Portfolio, Initial Class - seeks capital appreciation.

•	ING VP Index Plus MidCap Portfolio, Class I - seeks to outperform the total return performance of the Standard & Poor’s MidCap 400 Index (S&P 400), while maintaining a market level of risk.

•	Washington Mutual Investors Fund, Class R3 - seeks to produce income and to provide an opportunity through growth of principal consistent with sound common stock investing.

•	American Balanced Fund, Class R3 - seeks conservation of capital, current income and long-term growth of capital and income.

•
ING Solution 2015 Portfolio, Service Class - seeks to provide total return consistent with an asset allocation targeted at retirement in approximately 2015, and thereafter to provide a combination of total return and stability of principal consistent with an asset allocation targeted to retirement.

•
ING Solution 2025 Portfolio, Service Class - seeks to provide total return consistent with an asset allocation targeted at retirement in approximately 2025, and thereafter to provide a combination of total return and stability of principal consistent with an asset allocation targeted to retirement.

•
ING Solution 2035 Portfolio, Service Class - seeks to provide total return consistent with an asset allocation targeted at retirement in approximately 2035, and thereafter to provide a combination of total return and stability of principal consistent with an asset allocation targeted to retirement.

•
ING Solution 2045 Portfolio, Service Class - seeks to provide total return consistent with an asset allocation targeted at retirement in approximately 2045, and thereafter to provide a combination of total return and stability of principal consistent with an asset allocation targeted to retirement.

•	ING Solution Income Portfolio, Service Class - seeks to provide a combination of total return and stability of principal consistent with an asset allocation targeted to retirement.

•	ING T. Rowe Price Growth Equity/ Alger Amer Growth - seeks long-term capital growth, and secondarily, increasing dividend income.

•	ING Oppenheimer Global Portfolio, Initial Class - seeks capital appreciation.

For further descriptions of these investment options, you may request a prospectus for each of the investment options from the plan administrator. If no investment direction is given, all contributions to a participant’s account will be invested in the Money Market Fund.

The investment in new Home Federal Bancorp common stock involves certain risks. No assurance can be given that units in the Employer Stock Fund (that are comprised primarily of new Home Federal Bancorp common stock) purchased pursuant to the 401(k) Plan will thereafter be able to be sold at a price equal to or in excess of the purchase price. See also “Risk Factors” in the prospectus.

New Home Federal Bancorp Common Stock Investment Election Procedures. You may instruct the trustee to purchase new Home Federal Bancorp common stock by redirecting funds from your existing accounts into the Employer Stock Fund by filing a completed Investment Election Form with the plan administrator on or prior to the election deadline. The amount of funds redirected into the Employer Stock Fund must be allocated in whole dollar increments from investment options containing your 401(k) Plan funds. When you instruct the trustee to redirect the funds in your existing accounts into the Employer Stock Fund in order to purchase units in the Employer Stock Fund, the trustee will liquidate funds from the appropriate investment option(s) and apply such redirected funds as requested, in order to effect the new allocation. Approximately 97% of the elected funds used to acquire units in the Employer Stock Fund will be invested in new Home Federal Bancorp common stock and the remaining 3% will be invested in a money market account.

For example, you may fund an election to purchase $1,000 worth of the Employee Stock Fund by redirecting the aggregate purchase price of $1,000 for the shares from the following investment options (provided the necessary funds are available in such Investment Options): (i) $100 from the ING VP Money Market Fund; (ii) $300 from the ING VP Intermediate Bond Fund; and (iii) $600 from the Lord Abbett Mid-Cap Value Portfolio Fund. In such case, the trustee would liquidate the amount instructed from each of the selected accounts and the $1,000 will be used to acquire 100 Employer Stock Fund units (that is 97 shares of new Home Federal Bancorp stock and $30 in cash through a money market account investment). If your instructions cannot be fulfilled because you do not have the required funds in one or more of the investment options to purchase the units in the Employer Stock Fund subscribed for, you will be required to file a revised Investment Election Form with the plan administrator by the election deadline. Once received in proper form, an executed election form may not be modified, amended or rescinded without our consent unless the stock offering has not been completed by February 7, 2008.

Adjusting Your Investment Strategy. Until changed in accordance with the terms of the 401(k) Plan, future allocations of your contributions would remain unaffected by the election to purchase units in the Employer Stock Fund through the 401(k) Plan in the stock offering. You may modify a prior investment allocation election or request the transfer of funds to another investment vehicle by telephone at 1-800-584-6001 or on the Internet at www.ingretirementplans.com. Modifications and fund transfers relating to the Employer Stock Fund will be permitted on a daily basis, except as limited for certain 401(k) Plan participants as previously indicated.

Valuation of Accounts. The 401(k) Plan uses a unit system for valuing each investment fund. Under this system, your share in any investment fund is represented by units. The unit value is determined as of the close of business each regular business day. The total dollar value of your share in any investment fund as of any valuation date is determined by multiplying the number of units held by you by the unit value of the fund on that date. The sum of the values of the funds you select represents the total value of your 401(k) Plan account.

Financial Data

Employer Contributions. For the plan year ended December 31, 2006, we made matching contributions totaling approximately $212,323.46 into the 401(k) Plan. No profit sharing contribution was made to the 401(k) Plan for the plan year ended December 31, 2006.

If we adopt other stock-based benefit plans, such as a stock option plan or a restricted stock plan, or if contributions are made to the employee stock ownership plan, formed as part of the conversion and stock offering, to repay a loan used by it to acquire new Home Federal Bancorp stock, then we may decide to reduce our matching contribution and/or our discretionary contribution under the 401(k) Plan in order to reduce overall expenses. If we adopt a restricted stock plan, the plan would not be submitted for stockholder approval for at least six months following completion of the reorganization.

Performance of new Home Federal Bancorp Common Stock. It is expected that the new Home Federal Bancorp common stock will be listed on the NASDAQ Global Select Market under the existing symbol “HOME”. As of the date of this prospectus supplement, no shares of new Home Federal Bancorp common stock have been issued or are outstanding and there is no established market for our common stock. Accordingly, there is no record of the historical performance of new Home Federal Bancorp common stock.

Performance of Investment Options. The following table provides performance data with respect to the investment options available under the 401(k) Plan, based on information provided to Home Federal Bancorp by ING.

The information set forth below with respect to the investment options has been reproduced from materials supplied by ING, which administers the 401(k) Plan and is responsible for providing investment alternatives under the 401(k) Plan other than the Employer Stock Fund. New Home Federal Bancorp, Home Federal Bancorp and Home Federal Bank take no responsibility for the accuracy of such information.

Additional information regarding the investment options may be available from ING or Home Federal Bancorp. Participants should review any available additional or subsequent information regarding these investments before making an investment decision under the 401(k) Plan.

The total percentage return for the prior three years is provided for each of the following funds.

NET INVESTMENT PERFORMANCE

	For the Year Ended December 31,

	2006	2005	2004

ING VP Money Market Portfolio, Class I	4.05%	2.18%	0.26%
ING VP Intermediate Bond Portfolio, Class I Fund	3.65	2.73	4.46
ING GNMA Income Fund, Class A	4.20	2.40	2.91
ING Fixed Account	3.80	3.80	4.10
Templeton Global Bond Fund, Class A	12.89	(3.60)	13.99
ING VP Index Plus LargeCap Portfolio	14.12	4.96	10.14
Oppenheimer Main Street Fund, Class A	14.28	5.16	8.79
Pioneer Fund, Class A	15.75	5.81	11.02
Fidelity VIP Contrafund Portfolio, Initial Class	10.94	16.12	14.67
Fidelity Advisor Mid Cap Fund, Class T	12.56	7.77	15.42
ING VP Index Plus SmallCap Portfolio	13.37	7.19	21.59
Lord Abbett Series Fund, Mid-Cap Value Portfolio, Class VC	11.45	7.47	23.18
ING VP International Value Portfolio, Class I	28.93	9.00	16.95
ING American Century Small Cap Value Portfolio, Initial Class	15.05	7.52	20.88
ING Baron Small Cap Growth Portfolio, Initial Class	14.85	6.99	27.51
ING VP Index Plus MidCap Portfolio, Class I	9.00	10.69	16.12
Washington Mutual Investors Fund, Class R3	17.37	2.98	9.27
American Balanced Fund, Class R3	11.21	2.62	8.30
ING Solution 2015 Portfolio, Service Class	10.34	NA	NA
ING Solution 2025 Portfolio, Service Class	12.14	NA	NA
ING Solution 2035 Portfolio, Service Class	13.67	NA	NA
ING Solution 2045 Portfolio, Service Class	14.60	NA	NA
ING Solution Income Portfolio, Service Class	6.94	NA	NA
ING T. Rowe Price Growth Equity/ Alger Amer Growth	12.51	5.44	9.25
ING Oppenheimer Global Portfolio, Initial Class	17.27	12.89	14.59

Each participant should note that past performance is not necessarily an indicator of future results.

Administration of the 401(k) Plan

Trustees. The trustee is appointed by the Board of Directors of Home Federal to serve at its pleasure. Currently, the 401(k) Plan Trustees are Len E. Williams, Robert A. Schoelkoph and Denis J. Trom. These trustees also serve as the trustees of the Employer Stock Fund.

The trustee receives and holds the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the provisions of the 401(k) Plan. The trustee is responsible for following participant direction, effectuating the investment of the assets of the trust in the Employer Stock Fund and the other investment options.

Benefits Under the 401(k) Plan

Plan Benefits. Your 401(k) Plan benefit is based on the value of the vested portion of your 401(k) Plan accounts as of the valuation date next preceding the date of distribution to you.

Vesting. You will always have a fully vested (nonforfeitable) interest in your 401(k) contribution account and rollover account. Your matching contribution account and profit sharing contribution account will vest at a rate of 20% for each year of service after you complete two years of service (that is, 100% vested after six years of service). Generally, a year of service is a plan year (January 1 to December 31) during which you perform at least 1,000 hours of service for Home Federal Bancorp (or, after the conversion, new Home Federal Bancorp), Home Federal Bank or an affiliated employer. You also will become 100% vested in your matching contribution account and profit sharing contribution account if you are actively employed on your retirement date, death or disability.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Prior to Termination of Employment. You may elect to receive an in-service distribution from your rollover account at any time. You may also receive an in-service distribution if you have a hardship. Whether a hardship has occurred in determined in accordance with Internal Revenue Service rules.

Distribution Upon Retirement or Disability. Upon your retirement or disability, you will receive a lump sum payment from the 401(k) Plan.

Distribution Upon Death. If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary in a lump sum payment.

Distribution Upon Termination for any Other Reason. If you terminate your employment for any reason other than retirement, disability or death and your vested 401(k) Plan account balances exceed $5,000, the trustee will make your distribution on your normal retirement date, unless you request an earlier or later distribution date. Your vested 401(k) Plan accounts will be distributed in a lump sum payment. If your vested account balances do not exceed $5,000, the trustee will generally distribute your benefits to you as soon as administratively practicable in a lump sum following your termination of employment.

Form of Distribution. Distributions from the 401(k) Plan will generally be in the form of cash. However, you have the right to request that your distribution from the Employer Stock Fund be in the form of new Home Federal Bancorp common stock.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

Reports to 401(k) Plan Participants

As soon as practicable after the end of each calendar quarter, the plan administrator will furnish to each participant a statement showing (i) balances in the participant’s accounts as of the end of that period, (ii) the amount of contributions allocated to his or her accounts for that period, and (iii) the number of units in each of the funds. Participants may also access information regarding their 401(k) Plan Accounts by using internet access made available by ING, the plan investment manager.

Amendment and Termination

We intend to continue to participate in the 401(k) Plan. Nevertheless, we may amend or terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then, regardless of other provisions in the 401(k) Plan, each participant affected by the termination shall become fully vested in all of his or her accounts.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

•	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

•	participants pay no current income tax on amounts contributed by the employer on their behalf; and

•	earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

We will administer the 401(k) Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

Taxation of Distributions. Generally, 401(k) Plan distributions are taxable as ordinary income for federal income tax purposes.

Common Stock Included in a Lump Sum Distribution. If a lump sum distribution includes common stock, and the lump sum distribution is not rolled over or directly transferred to an IRA, as discussed below, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to the common stock. Net unrealized appreciation is the excess of the value of the common stock at the time of the distribution over its cost or other basis to the trust. The tax basis of the common stock for purposes of computing gain or loss on its subsequent sale equals the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of the common stock up to the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of the common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution to the extent allowed by the regulations issued by the Internal Revenue Service.

Rollovers and Direct Transfers to Another Qualified Plan or to an IRA; Mandatory Tax Withholding. Except as discussed below, you may roll over virtually all distributions from the 401(k) Plan to another tax-favored plan or to a standard IRA without regard to whether the distribution is a lump sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified retirement plan (subject to the provisions of the recipient qualified plan) or to an IRA. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. Your state may also impose tax withholding on your taxable distribution. An “eligible rollover distribution” means any amount distributed from the 401(k) Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives of you and your designated beneficiary or (b) for a specified period of ten years or more; (2) any amount required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law. If you elect to rollover or directly transfer common stock, you may not take advantage of the favorable net unrealized appreciation that applies to common stock, discussed above.

Ten-Year Averaging Rules. Under a special grandfather rule, if you have completed at least five years of participation in the 401(k) Plan before the taxable year in which the distribution is made, and you turned age 50 by 1986, you may elect to have your lump sum distribution taxed using a “ten-year averaging” rule. The election of the special averaging rule applies only to one lump sum distribution you or your beneficiary receive, provided such amount is received on or after you attain age 59½ and you elect to have any other lump sum distribution from a qualified plan received in the same taxable year taxed under the ten-year averaging rule or receive a lump sum distribution on account of your death.

Additional Tax on Early Distributions. A participant who receives a distribution from the 401(k) Plan prior to attaining age 59½ will be subject to an additional income tax equal to 10% of the amount of the distribution. The 10% additional income tax will not apply, however, in certain cases, including (but not limited) to distributions rolled over or directly transferred into an IRA or another qualified plan, or the distribution is (i) made to a beneficiary (or to the estate of a participant) on or after the death of the participant, (ii) attributable to the participant’s being disabled within the meaning of Section 72(m)(7) of the Internal Revenue Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of the participant and his beneficiary, (iv) made to the participant after separation from service under the 401(k) Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order or (vii) made to effect the distribution of excess contributions or excess deferrals.

This is a brief description of federal income tax aspects of the 401(k) Plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences that may be particular to you of participating in and receiving distributions from the 401(k) Plan.

ERISA and Other Qualification

The 401(k) Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974, the primary federal law governing retirement plans, and is intended to be a qualified retirement plan under the Internal Revenue Code.

Restrictions on Resale

Any person receiving shares of new Home Federal Bancorp common stock under the 401(k) Plan who is an “affiliate” of new Home Federal Bancorp or Home Federal Bank as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933 (e.g., directors, officers and significant stockholders of new Home Federal Bancorp and Home Federal Bank) may re-offer or resell such shares only pursuant to a registration statement or, assuming the availability thereof, pursuant to Rule 144 or some other exemption from the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of new Home Federal Bancorp may wish to consult with counsel before transferring any new Home Federal Bancorp common stock owned by him or her. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of new Home Federal Bancorp common stock acquired under the 401(k) Plan, or other sales of new Home Federal Bancorp common stock.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as new Home Federal Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales and participation in savings and retirement plans must be reported on a Form 4 within two business days of when a change occurs. Certain other changes in beneficial ownership, such as gifts and inheritances, may be reported on a Form 4 or annually on a Form 5 within 45 days after the close of our fiscal year. Participation in the Employer Stock Fund of the 401(k) Plan by our officers, directors and persons beneficially owning more than 10% of the outstanding new Home Federal Bancorp common stock must be reported to the Securities and Exchange Commission at least annually on a Form 4 or Form 5 by such individuals.

Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by us of any profits realized by an officer, director or any person beneficially owning more than 10% of the new Home Federal Bancorp common stock resulting from the purchase and sale or sale and purchase of new Home Federal Bancorp common stock within any six-month period. The Securities and Exchange Commission rules provide an exemption from the profit recovery provisions of Section 16(b) for certain transactions within an employee benefit plan, such as the 401(k)

Plan, provided certain requirements are met. If you are subject to Section 16, you should consult with counsel regarding the applicability of Section 16 to specific transactions involving the 401(k) Plan.

LEGAL OPINIONS

The validity of the issuance of new Home Federal Bancorp common stock will be passed upon by Breyer & Associates PC, McLean, Virginia, which firm acted as special counsel for Home Federal MHC, Home Federal Bancorp, new Home Federal Bancorp and Home Federal Bank in connection with the conversion and stock offering.

INVESTMENT ELECTION FORM

PARTICIPANT ELECTION TO INVEST IN
NEW HOME FEDERAL BANCORP, INC. COMMON STOCK
(“EMPLOYER STOCK FUND”)

Home Federal Bank’s 401(k) Plan

If you would like to participate in the stock offering using amounts currently in your account in the Home Federal Bank’s 401(k) Plan, please complete this form and return it to Denis Trom, Home Federal Bank, 500 12th Avenue South, Nampa, Idaho 83651, by no later than 12:00 Noon, Mountain time, on December 11, 2007.

Participant’s Name (Please Print):

Address:
	Street	City	State	Zip Code

Social Security Number:

1.	Background Information

New Home Federal Bancorp, Inc. (“New Home Federal Bancorp”) will be issuing shares of common stock, par value $0.01 per share, to certain eligible depositors and borrowers of Home Federal Bank and the public in connection with the conversion of Home Federal MHC from the mutual to stock form of organization.

Participants in the Home Federal Bank’s 401(k) Plan (the “401(k) Plan”) are being given an opportunity to direct the trustee of the 401(k) Plan to purchase new Home Federal Bancorp common stock in the offering with amounts currently in their 401(k) Plan account by acquiring units of the Employer Stock Fund, an investment fund under the 401(k) Plan comprised of new Home Federal Bancorp common stock and cash. (Employees who would like to directly purchase shares of new Home Federal Bancorp common stock in the offering with funds other than amounts currently in their 401(k) Plan account may do so by completing the order form that accompanies the prospectus.) Units of the Employer Stock Fund will be valued in the stock offering at $10.00 per unit. Of this amount, $9.70 will be used to acquire 0.97 of one share of new Home Federal Bancorp common stock, and $.30 will be used to acquire cash, through an interest in a money market account. Participants are also being given the opportunity, after the stock offering, to direct future contributions under the 401(k) Plan to the Employer Stock Fund. Approximately 97% of the amounts used to acquire units in the Employer Stock Fund will be invested in new Home Federal Bancorp common stock and the remaining 3% will be invested in cash.

Because it is actually the 401(k) Plan that purchases the new Home Federal Bancorp common stock, participants would acquire a “participation interest” (expressed as units of the Employer Stock Fund) in the shares and cash and would not own the shares and cash directly.

Prior to making a decision to direct the trustee to purchase units in the Employer Stock Fund, we strongly urge you to carefully review the prospectus and the prospectus supplement that accompany this Investment Election Form. Your decision to direct the transfer of amounts credited to your account balances to the Employer Stock Fund in order to purchase shares of new Home Federal Bancorp common stock in connection with the stock offering is irrevocable. Notwithstanding this irrevocability, participants may transfer out some or all of their units in the Employer Stock Fund, if any, and into one or more of the 401(k) Plan’s other investment funds at such times as are provided for under the 401(k) Plan’s rules for such transfers.

Investing in any stock entails some risks and we encourage you to discuss your investment decision with your investment advisor before completing this form. Neither the trustee, the plan administrator, nor any employee of Home Federal MHC, Home Federal Bancorp or Home Federal Bank is authorized to make any representations about this investment. You should not rely on any information other than information contained in the prospectus and the prospectus supplement in making your investment decision.

Any shares purchased by the 401(k) Plan based on your election will be subject to the conditions and restrictions otherwise applicable to new Home Federal Bancorp common stock purchased directly by you in the stock offering. These restrictions are described in the prospectus and the prospectus supplement.

2.	Investment Elections

If you would like to participate in the stock offering with amounts currently in your 401(k) Plan account, please complete the table below, indicating what amount of each of your current funds you would like to transfer into the Employer Stock Fund. If the trustee is unable to use the total amount that you elect in the box below to have transferred into the Employer Stock Fund to purchase new Home Federal Bancorp common stock and cash due to an oversubscription in the stock offering, the amount that is not invested in the Employer Stock Fund will be reallocated on a pro-rata basis among your other 401(k) Plan fund investments. If you elect in the box below to have 100% of your current 401(k) Plan funds transferred into the Employer Stock Fund and the offering is oversubscribed, the amount that is not invested in the Employer Stock Fund will be invested in the money market account.

Indicate the amount to be transferred from one or more of the following funds into the Employer Stock Fund:

Amount	From Fund
$__________.00	ING VP Money Market Portfolio, Class I
$__________.00	ING VP Intermediate Bond Portfolio, Class I Fund
$__________.00	ING GNMA Income Fund, Class A
$__________.00	ING Fixed Account
$__________.00	Templeton Global Bond Fund, Class A
$__________.00	ING VP Index Plus LargeCap Portfolio
$__________.00	Oppenheimer Main Street Fund, Class A
$__________.00	Pioneer Fund, Class A
$__________.00	Fidelity VIP Contrafund Portfolio, Initial Class
$__________.00	Fidelity Advisor Mid Cap Fund, Class T
$__________.00	ING VP Index Plus SmallCap Portfolio
$__________.00	Lord Abbett Series Fund, Mid-Cap Value Portfolio, Class VC
$__________.00	ING VP International Value Portfolio, Class I
$__________.00	ING American Century Small Cap Value Portfolio, Initial Class
$__________.00	ING Baron Small Cap Growth Portfolio, Initial Class
$__________.00	ING VP Index Plus MidCap Portfolio, Class I
$__________.00	Washington Mutual Investors Fund, Class R3
$__________.00	American Balanced Fund, Class R3
$__________.00	ING Solution 2015 Portfolio, Service Class
$__________.00	ING Solution 2025 Portfolio, Service Class
$__________.00	ING Solution 2035 Portfolio, Service Class
$__________.00	ING Solution 2045 Portfolio, Service Class
$__________.00	ING Solution Income Portfolio, Service Class
$__________.00	ING T. Rowe Price Growth Equity/Alger Amer Growth
$__________.00	ING Oppenheimer Global Portfolio, Initial Class

Note: If you do not complete this election, you will not participate in the offering by using your 401(k) Plan funds.

3.          Purchaser Information.    The ability of participants in the Plan to purchase common stock in the stock offering and to direct their current account balances into the Employer Stock Fund is based upon the participant’s status as an eligible account holder, supplemental eligible account holder or other member. Please indicate your status.

A.	[_]	Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Home Federal Bank as of March 31, 2006.

B.	[_]	Supplemental Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Home Federal Bank as of September 30, 2007, but are not an eligible account holder.

C.	[_]
Other Member - Check here if you were a depositor of Home Federal Bank as of              , 2007 or a borrower as of March 16, 2004, respectively, but are not an eligible account holder or supplemental eligible account holder.

Account Title (Names on Accounts)	Account Number

4.	Participant Signature and Acknowledgment - Required

By signing this investment election form, I authorize and direct the plan administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and have received a copy of the prospectus and prospectus supplement relating to the issuance of new Home Federal Bancorp common stock that accompany this investment election form. I am aware of the risks involved in investing in new Home Federal Bancorp common stock and understand that the trustee, plan administrator and any employee of new Home Federal Bancorp, Home Federal Bancorp or Home Federal are not responsible for my choice of investment. I understand that my failure to sign this acknowledgment will make this investment election form null and void.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF NEW HOME FEDERAL BANCORP, INC. ARE NOT DEPOSITS OR AN ACCOUNT AND ARE NOT FEDERALLY INSURED OR GUARANTEED BY HOME FEDERAL BANK, HOME FEDERAL BANCORP, INC., NEW HOME FEDERAL BANCORP, INC., OR BY THE FEDERAL GOVERNMENT.

If anyone asserts that the shares of New Home Federal Bancorp common stock are federally insured or guarantee, or are as safe as an insured deposit, I should call the Office of Thrift Supervision Regional Director, Darrel W. Dochow, at (650) 746-7000.

Participant’s Signature:	Date Signed:

This form must be completed and returned to
Denis Trom, Home Federal Bank
500 12th Avenue South, Nampa, Idaho 83651,
by no later than
12:00 Noon, Mountain time, on December 11, 2007.